Exhibit 99.1

NEWS RELEASE
5904 Richmond Highway Suite 300 Alexandria, Virginia 22303 Tel: (703) 329-9400 Fax: (703) 329-8187 www.analex.com	Release:	IMMEDIATE
	For:	ANALEX CORPORATION
(Symbol: NLX)
Contact: Amber Gordon (703) 329-9400

ANALEX ANNOUNCES STOCK SALE TO COMGLOBAL EMPLOYEES

Alexandria, VA, April 28, 2005 – Analex Corporation (Amex: NLX), a leading provider of mission-critical professional services to federal government clients, today announced the sale of 300,000 shares of the Company’s unregistered Common Stock to certain employees of ComGlobal Systems, Incorporated, its recently acquired wholly owned subsidiary.

In early April 2005, Analex acquired ComGlobal, a software engineering and information technology firm specializing in command, control, communications, computers and intelligence (C4I) programs for the military. In March 2005, in anticipation of this acquisition, Analex’s Board of Directors approved the sale of up to 300,000 shares of the Company’s unregistered Common Stock to 31 employees of ComGlobal to induce their employment following the merger. The sale of stock, at the per share price of the greater of (i) 85% of the average closing price for the five (5) trading days preceding April 22, 2005, and (ii) $2.80 per share, will be made in an exempt offering. Of the 300,000 shares, 161,018 shares will be sold to Frank F. Hewitt and 20,000 shares will be sold to Joseph M. Harris, who respectively hold the positions of president and executive vice president of Analex’s wholly owned ComGlobal subsidiary. Besides Mr. Hewitt and Mr. Harris, twenty additional employees will participate in this offering out of 31 employees to whom the inducement offer was made. The sale is expected to close by approximately April 30, 2005.

About Analex

Analex (www.analex.com) specializes in providing intelligence, systems engineering and security services in support of our nation’s security. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, designing, developing and testing aerospace systems and providing a full range of security support services to the U.S. government. The Company’s stock trades on the American Stock Exchange under the symbol NLX. Analex investor relations can be reached at amber.gordon@analex.com or 703-329-9400 x311.

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